Exhibit 6.8

LEASE AGREEMENT

BETWEEN

AGELLAN COMMERCIAL REIT U.S. L.P., LANDLORD

and

ENERGY EXPLORATION TECHNOLOGIES, INC., TENANT

Exhibit A - Depiction of Premises

Exhibit B - Rules and Regulations

Exhibit C - Form of Commencement Confirmation

Exhibit D - Move-Out Standards

DATA SHEET

DATE OF LEASE:	July 16, 2021

LANDLORD:	AGELLAN COMMERCIAL REIT U.S. L.P., a Delaware limited partnership

LANDLORD’S ADDRESSES
AND WIRE/ACH
INSTRUCTIONS FOR RENT:	U.S. Mail Address:

Agellan Commercial REIT US LP
Braker
PO Box 747022
Atlanta, GA 30374-7022

Overnight Address:

PNC Bank c/o Agellan Commercial REIT US LP
Braker
Lockbox Number 747022
Phoenix Business Park
1669 Phoenix Pkwy, Ste 210
College Park, GA 30349

Wire/ACH:

PNC Bank, N.A.
249 Fifth Avenue
Pittsburgh, PA 15222
ABA # 043000096
Acct # 1077751296
Acct Name: Agellan Commercial REIT US LP
Braker Account

TENANT:	ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico corporation

PREMISES:	Approximately 4,490 rentable square feet, as approximately depicted on Exhibit A, commonly known as Suite F, situated in the below-referenced Building.

COMMENCEMENT DATE:	August 1, 2021, as the same may be modified pursuant to the terms of this lease agreement.

EXPIRATION DATE:	August 31, 2024, as the same may be modified pursuant to the terms of this lease agreement.

TERM:	Thirty-seven (37) calendar months, beginning on the Commencement Date, and ending on the Expiration Date, unless earlier terminated as provided in this lease agreement, and as may be modified pursuant to the terms of this lease agreement.

BASE RENT:	Base Rent shall be due hereunder as follows:

Rental Period	PRSF/Year	Per Rental Period		Per Month
August 1, 2021 - July 31, 2022	$15.75	$70,717.56	*	$5,893.13	*
August 1, 2022 - July 31, 2023	$16.38	$73,546.20		$6,128.85
August 1, 2023 - August 31, 2024	$17.04	$76,509.60		$6,375.80

Notes Regarding Base Rent Schedule: (A) the “PRSF/Year” amount is the approximate annualized per rentable square foot rate of Base Rent corresponding to the subject Rental Period; (B) the “Per Rental Period” amount is the aggregate Base Rent required to be paid during the subject Rental Period, assuming the subject Rental Period is twelve months in length; and (C) in case of conflict between the amount for a subject Rental Period set forth in the “Per Month” column and the amounts corresponding to that Rental Period set forth in either or both of the “PRSF/Year” column and the “Per Rental Period” column, the amounts set forth in the Per Month column shall control.

*	subject to the provisions of Subsection 2(a)(ii) of this Lease

USE:	General office/warehouse

ADDRESSES FOR NOTICES:	Landlord:	with a copy to Landlord’s Managing Agent:
	Agellan Commercial REIT U.S. L.P.	Stream Realty Partners – Austin, L.P.
	c/o Agellan Management Limited	515 Congress Avenue, Suite 1300
	Partnership	Austin, TX 78701
890 Yonge Street, Suite 505
Toronto, Ontario, Canada M4W 3P4
Attention: Anthony Kingsley

Tenant:
Energy Exploration Technologies, Inc.
2120 West Braker Lane, Suite F
Austin, TX 78758

SECURITY DEPOSIT:	$9,006.19

BUILDING:	2120 West Braker Lane, Austin, Texas, the building in which the Premises are located.

PROJECT:	Braker IV

PROPERTY:	The Premises, the Building, and the other buildings and improvements comprising the
Project as well as the land on which the foregoing are located are collectively referred to as the “Property.”

TENANT’S PROPORTIONATE SHARE:	Nine and 78/100ths percent (9.78%)

TENANT’S BROKER:	Jones Lang LaSalle (Zane Cole)

LANDLORD’S BROKER:	Stream Realty Partners - Austin, L.P. (Adam Green and Mitchell Becker)

The information in this Data Sheet is incorporated in and made a part of this lease agreement.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is between Landlord and Tenant as of the Date of Lease.

WITNESSETH:

1. Premises and Term. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Premises, for the Term, subject to, and in accordance with, the terms and conditions of this Lease.

(a) Notwithstanding the foregoing, if Landlord cannot deliver possession of the Premises to Tenant on the scheduled Commencement Date of the Term, due to the possession or occupancy thereof by any person not lawfully entitled thereto or otherwise, Landlord shall use good faith efforts to deliver possession of the Premises to Tenant as soon thereafter as is reasonably possible; provided, Landlord shall not be subject to any liability therefor nor shall such failure affect the validity of this Lease nor Tenant’s obligations hereunder; provided further, however, in such case, the date Landlord tenders possession of the Premises to Tenant shall be deemed the “Commencement Date” and the Term shall be automatically extended as necessary for the Term to be comprised of the number of full calendar months stated on the Data Sheet and such additional days, if applicable, needed for the Expiration Date to be the last day of a calendar month.

(b) The taking of possession by Tenant shall be deemed conclusively to establish that the Premises (i) are in good and satisfactory condition as of when possession was so taken, subject to Section 1(c), and (ii) consist of the number of rentable square feet stated on the Data Sheet. Upon delivery of the Premises, Tenant shall execute and deliver to Landlord a letter accepting the Premises and confirming the Commencement Date, such letter to be in the form attached hereto as Exhibit C.

(c) Landlord shall deliver the Premises with the HVAC system in and serving the Premises in good working order as of the Commencement Date; provided, such obligation of Landlord shall be deemed fully satisfied as to said system if (A) Landlord obtains an inspection report prepared by a third-party contractor confirming the system is in good working order or (B) in absence of such a report, Tenant does not deliver to Landlord written notice within five (5) business days after the Commencement Date specifically describing which components of said system, if any, were not in working order as of the Commencement Date (and a detailed description of the problem), in which latter case, Landlord shall be entitled to an additional thirty (30) days after receipt of said notice to place said listed items in working order.

(d) It is acknowledged that Tenant wishes to make certain improvements to the Premises (comprised of those items generally described in Schedule 1 attached to this Lease, such items as listed in said Schedule 1 are the “Initial Work”); provided all such improvements and any Additional Work (as defined below) shall be subject to Landlord’s prior written consent thereto (such Initial Work, if and to the extent approved by Landlord, is the “Approved Initial Work”) and subject to Landlord’s prior written approval of plans and specifications (if deemed necessary by Landlord) for any other improvements that deviate from or are in addition to the Initial Work (any such other improvements are the “Additional Work”); it being acknowledged that Landlord may require changes to the Initial Work, the Additional Work and/or the plans for the Additional Work as a condition of its approval (plans and specifications for the Additional Work, if applicable, as and when approved by the Landlord being the “Approved Plans” and the Additional Work approved by Landlord and shown in said Approved Plans, together with the Approved Initial Work, being the “Work”). All costs associated with the Work shall be Tenant’s responsibility to pay and shall be paid by Tenant promptly when due. Tenant shall coordinate all Work through Landlord’s construction management group and Tenant shall pay Landlord a supervisory fee in the amount equal to three percent (3%) of the total construction costs of the Work to defray Landlord’s administrative and overhead expense incurred to review the plans for the Additional Work and coordinate with Tenant’s on site project manager the staging and progress of the Work. Tenant shall pay said supervisory fee within five (5) days after Landlord provides an invoice to Tenant for said supervisory fee. All amounts payable by Tenant to Landlord under this Subsection 1(d) shall be deemed to be Additional Rent under this Lease. The identity of Tenant’s contractor and any subcontractors shall, at Landlord’s election, also be subject to Landlord’s prior written approval. Landlord’s approval of the Tenant’s Work and the Approved Plans (if applicable) shall in no way be deemed to be (A) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (B) an assurance that work done pursuant to the Approved Plans will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs. No Work shall be commenced by Tenant until Tenant has obtained all necessary building permits and other consents and approvals required to comply with all applicable laws, codes and ordinances and copies thereof delivered to Landlord. Tenant shall, at Tenant’s expense, be solely responsible for obtaining all such permits, consents and approvals and complying with all requirements and conditions thereof or thereto. If Tenant, for any reason, does not commence or complete the Work or is delayed in completing the Work, Tenant shall, nevertheless, remain responsible for, and timely perform, all of its obligations under the Lease. All work by Tenant shall be done according to the following standards: (I) Tenant’s Approved Plans (if applicable) and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards and, not by way of limitation, shall include any work required by code or any local governmental official or field inspector; (II) Tenant shall, at its own cost and expense, obtain all required building permits and other consents and approvals which may be required by each governmental entity or agency with jurisdiction; (III) Tenant shall use only new, first class materials in the Work and all Work shall be done in a good and workmanlike manner; (IV) Tenant shall permit access to the Work for inspection by Landlord at all times; (V) Tenant shall have no authority to deviate from the Approved Plans, except as authorized by Landlord in advance in writing; (VI) Tenant shall impose on and enforce all applicable terms of this Lease against Tenant’s contractors and subcontractors; (VII) once commenced, Tenant shall diligently and continuously prosecute the Work to completion: and (VIII) Tenant shall pay all costs of the Work when due. In addition to other insurance required under this Lease, Tenant shall cause Tenant’s contractors to secure, pay for and maintain during the continuance of the Work, insurance in scope and amounts satisfactory to Landlord. Prior to commencing any Work on the Premises, Tenant shall submit to Landlord certificates of all such insurance as may be requested by Landlord. Upon completion of the Work, Tenant shall furnish Landlord with full and final waivers of liens from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises, the Building and the Project. The Work shall constitute “Improvements” (as defined in Section 7 below) and, accordingly, Tenant shall remove same by the “Restoration Date” (as defined in said Section 7) as and to the extent required by the terms of said Section 7 and restore the affected portions of the Premises per the terms of Exhibit D of this Lease.

(e) Landlord hereby grants to Tenant a license to have access to the Premises prior to the Commencement Date, commencing when Landlord delivers possession of the Premises to Tenant, to do the Work; provided that it shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(i) Tenant shall, in advance of having such access to the Premises, deliver to Landlord the following items, all in form and substance reasonably acceptable to Landlord: (A) certificates of insurance or other evidence of the insurance required to be maintained by Tenant under this Lease; and (B) the Security Deposit and the pre-paid rent required to be paid per Subsection 2(a)(ii) below.

(ii) Such pre-Term access by Tenant and its representatives shall be subject to scheduling by Landlord. Said access by Tenant and all persons and entities at the Premises or the remainder of the Property by or through Tenant, and performance of the Work, shall be subject to, and in compliance with, all requirements, terms, covenants, conditions and provisions set forth in Subsection 1(d) above.

(iii) Tenant’s employees, agents, contractors, workers, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord’s contractors or agents in performing any of the Work in the Premises, Landlord’s work in other premises and in common areas at the Building, or the general operation of the Building. If at any time any such person or entity working for or on behalf of Tenant shall cause or threaten to cause such disharmony or interference, including labor disharmony, including, without limitation, a strike or other labor dispute, and Tenant fails to immediately institute and maintain such corrective actions as directed by Landlord, then Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

(iv) Said access by Tenant and all persons and entities at the Premises or the remainder of the Property by or through Tenant, and performance of the Work, shall be further subject to, and in compliance with, all requirements, terms, covenants, conditions and provisions set forth in this Lease, excluding only the covenant to pay Base Rent and Operating Costs until the Commencement Date at which time the license shall cease. Landlord shall not be liable for any injury, loss or damage which may occur to any of the Work made in or about the Premises or to property placed therein prior to the commencement of the Term, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to the Premises to the extent caused by Tenant or any person or entity at the Premises by or through Tenant.

2. Base Rent, Late Payment Charges and Security Deposit.

(a) Base Rent.

(i) Tenant agrees to pay to Landlord Base Rent for the Premises without demand, deduction or set off, for the entire Term in monthly installments, in advance, in amounts stated in the Data Sheet on or before the first day of each calendar month during the Term, except that the monthly installment of Base Rent (and Operating Costs) which otherwise shall be due on the Commencement Date shall be due and payable on the date hereof Thereafter, one such monthly installment of Base Rent and Operating Costs shall be due and payable without demand on or before the first day of each calendar month following the Commencement Date during the Term.

(ii) Notwithstanding the foregoing to the contrary, Landlord hereby agrees that Tenant’s obligation to pay Base Rent otherwise payable under this Lease for the one-month period (the “Abatement Period”) commencing on August 1, 2021 and ending on August 31, 2021 shall abate. Upon the occurrence of an Event of Default under this Lease, the total amount of such abated Base Rent shall become due and payable to Landlord upon demand. The parties acknowledge that Tenant’s obligation to pay for its Proportionate Share of Operating Costs, utilities and other charges and costs under the Lease shall commence on the Commencement Date and shall not abate. Notwithstanding any provision of this Lease to the contrary, one full monthly installment of Base Rent and estimated Operating Costs shall be payable on the date hereof, said Base Rent installment to be applied to Base Rent first coming due following the end of the Abatement Period and said installment of estimated Operating Costs to be applied to Tenant’s obligation to pay Operating Costs commencing on the Commencement Date.

(b) Late Charge. If Tenant fails to pay any Rent on or before the date it is due and payable, Tenant shall pay to Landlord on demand a late charge of five percent (5%) of the amount of each late installment or other charge to help defray the additional cost to Landlord for processing such late payments, and such late charge shall be Additional Rent. The provision for the payment of such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

(c) Security Deposit. Tenant shall deposit with Landlord on the date hereof, and hereby grants to Landlord a security interest in, the Security Deposit as stated on the Data Sheet, which Security Deposit shall be held by Landlord, without interest, as security for the performance of Tenant’s covenants and obligations under this Lease; it being expressly understood and agreed that such deposit is not an advance rental deposit nor a measure of Landlord’s damages in case of Tenant’s default. Upon the occurrence of any Event of Default (as defined below) by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, apply such Security Deposit to any arrears of Rent, and any other damage, injury, expense or liability caused by such Event of Default without waiving such Event of Default, and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount, which amount shall constitute Additional Rent.

3. Use. The Premises shall be used only for the Use stated on the Data Sheet. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits and approvals necessary for Tenant’s Use and comply with all governmental laws, ordinances, regulations, requirements, orders and directives applicable to the Use of the Premises.

4. Operating Costs; Additional Rent.

(a) Operating Costs. Commencing upon the Commencement Date and continuing for the entire Term, Tenant shall pay to Landlord, without demand, deduction or setoff, Tenant’s proportionate share of Operating Costs, as defined below, calculated on the basis of Tenant’s Proportionate Share stated on the Data Sheet; it being understood and agreed that Landlord, in its sole and absolute discretion, will have the right to determine the extent to which any particular or specific item of Operating Costs for the Project shall be allocated to the Building.

As used in this Lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Property which Landlord shall pay or become obligated to pay in respect of a calendar year (regardless of when such Operating Costs were incurred). Operating Costs shall include, without limitation, the costs of maintenance, repairs, and replacements including roofs and walls, parking lots, parking structures and improvements on easements; property management, insurance premiums, deductibles and other costs, all heating and air conditioning costs, electricity, sewer and water and other utility costs not separately metered to tenants, landscape maintenance, trash and snow removal, Taxes, as defined in Paragraph 4(e), and costs and expenses incurred by Landlord in protesting any Taxes, provided, however, that Operating Costs shall not include the following: (i) costs of tenant-specific alterations of any tenant’s premises; (ii) construction defects to the base Building; (iii) depreciation; (iv) interest and principal payments on mortgages; (v) real estate brokers’ leasing commissions or compensation; (vi) any cost or expenditure (or portion thereof) for which Landlord is reimbursed; and (vii) cost of any special service furnished by Landlord to any other occupant of the Building which is not available to Tenant. Notwithstanding anything contained herein to the contrary, the cost of capital improvements to the Building shall be included in Operating Costs only to the extent of the monthly amortization of the capital improvement cost. The monthly amortization of any given capital improvement cost shall be the sum of the (i) quotient obtained by dividing the cost of the capital improvement by Landlord’s estimate of the number of months of useful life of such improvement plus (ii) an amount equal to the cost of the capital improvement times 1/12 of the lesser of 12% or the maximum annual interest rate permitted by law.

(b) Estimated Operating Costs. Promptly after the commencement of this Lease and during January of each year or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of amounts payable under Paragraph 4(a) for such calendar year. On or before the first day of each month thereafter, Tenant shall pay to Landlord one/twelfth (1/12th) of such estimated amounts, provided that if such notice is not given in January, Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the month after the month in which such notice is given, at which time, in addition to paying the first installment of the estimated amount provided by Landlord for such year, Tenant shall also pay the difference, if any, between the current year’s estimate and the previous year’s estimate for the period from January 1 of such year through the last day of the month in which the notice was given. If at any time it appears to Landlord that the amounts payable under Paragraph 4(a) for the then current calendar year will vary from its estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

Within ninety (90) days after the end of each calendar year or as soon thereafter as practicable, Landlord shall deliver to Tenant a summary of the total Operating Costs for the previous calendar year and Tenant’s Proportionate Share thereof. If such summary shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant (the “Excess Amount”), Landlord shall, at Landlord’s election, either pay to Tenant the Excess Amount or credit the Excess Amount against Operating Costs next falling due hereunder until the Excess Amount is exhausted. If such summary shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord, as Additional Rent, within thirty (30) days after delivery of the summary.

Notwithstanding the foregoing, if Landlord shall at any time and from time to time reasonably determine that Tenant’s operations at the Premises or use of any utility, material, service or insurance provided or obtained, directly or indirectly, by Landlord is disproportionate to the use of other tenants or to Tenant’s Proportionate Share thereof or cause Operating Costs to be higher due to Tenant’s operation or such use, Landlord may adjust Tenant’s share of the cost thereof from a date reasonably determined by Landlord to take equitable account thereof.

(c) Right to Audit. Tenant or its representatives, at their sole cost and expense, shall have the right to examine Landlord’s books and records of Operating Costs during normal business hours within twenty (20) days following the furnishing of the above-referenced year end summary to Tenant. Unless Tenant takes written exception to any item within thirty (30) days following the furnishing of the summary to Tenant (which item shall be paid in any event), such summary shall be considered as final and accepted by Tenant.

(d) Accrual Accounting. If Landlord selects the accrual accounting method rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued.

(e) Taxes. Landlord agrees to pay before they become delinquent all taxes, including, without limitation any so-called “margin tax” or similar tax payable by Landlord on Landlord’s income, installments of special assessments and governmental charges of any kind and nature whatsoever, (herein collectively referred to as “Taxes”) lawfully due and payable by Landlord and relating to the Property. In addition, Tenant shall be liable for all taxes levied or assessed against personal property, equipment or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, equipment or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.

(f) Change in Method of Taxation. If at any time during the Term, the present method of taxation shall be changed so that in lieu of the whole or any part of any Taxes (including personal property taxes described in Paragraph 4(e) hereof), assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the Rent or any portion thereof and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such Rent or any portion thereof for the present or any future building or buildings on the Property, or any so-called “margin tax” on Landlord’s income, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

(g) Definition of “Rent”. Any and all costs, expenses, fees, charges and other amounts payable by Tenant under or pursuant to this Lease, other than Base Rent and Operating Costs, may be referred to, individually or collectively, as the case may be, as “Additional Rent”. Additional Rent shall be due and payable upon demand unless otherwise expressly provided in this Lease. Base Rent, Operating Costs and Additional Rent may be referred to collectively as “Rent.” The payment of Rent constitutes an independent covenant of Tenant.

5. Landlord’s Responsibilities. Subject to Landlord’s right of reimbursement from Tenant through Tenant’s payment of its Proportionate Share of Operating Costs or otherwise, Landlord shall maintain in good condition and working order, reasonable wear and tear and casualty excepted, the parking lot and sidewalks, the foundation, exterior walls and other load bearing walls and roof of the Building and the landscaping around the Building. Tenant shall immediately give Landlord written notice of any defect or need for repairs. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. The term “exterior walls” as used in this Lease shall not include windows, glass, doors, special store fronts or office entries.

6. Tenant’s Responsibilities.

(a) Maintenance of Premises. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises (except to the extent Landlord is expressly responsible therefor as provided in Paragraph 5) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass, doors, interior walls and finish work, floors, heating and air conditioning systems, electrical systems, dock equipment and fixtures, truck doors, ramps serving the Premises, plumbing work and fixtures, pest extermination, regular removal of trash and debris and keeping the Premises and areas of the Project surrounding the Premises in a clean and sanitary condition, and Tenant shall comply with governmental codes and regulations applicable thereto. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance maintained by Landlord pursuant to Paragraph 14(a).

(b) Parking. Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other parties occupying the Building, common parking areas, if any (exclusive of any parking or work load areas designated or to be designated by Landlord for the exclusive use of other occupants of the Building), driveways and alleys adjacent to the Building, subject to such reasonable rules and regulations as Landlord may from time to time prescribe. It is acknowledged that parking facilities at the Project are currently designed to provide approximately three and thirty-three hundredths (3.33) unreserved parking spaces per one thousand (1,000) square feet of rentable area in the Building. It is further acknowledged that parking available on the Project may be reduced from time to time as necessary for construction, maintenance and repair work or other matters and that, as noted above and not by way of limiting Landlord’s rights under this Lease, certain areas may be designated by Landlord for work load areas and/or exclusive use by other occupants of the Building or Project, as the case may be.

(c) Preventive Maintenance.

(i) Tenant shall, at its own cost and expense, enter into and maintain a regularly scheduled (not less often than quarterly) preventive maintenance/service contract with a maintenance contractor for all services suggested by the subject equipment manufacturer for all hot water, heating and air conditioning systems and equipment serving the Premises. The maintenance contractor and the contract must be approved by Landlord. Notwithstanding the foregoing to the contrary and not in limitation of other rights of Landlord under this Lease, Landlord may, by delivery of notice to Tenant at any time and from time to time, elect to administer either or both of the maintenance of the aforesaid hot water and HVAC systems and equipment serving the Premises, the cost of which shall remain Tenant’s responsibility, payable as Additional Rent within thirty (30) days following receipt of an invoice therefor from Landlord.

(ii) Notwithstanding the terms of Subsection 6(c)(i) above to the contrary, but subject to the terms of Subsection 6(c)(iv) below, for a period of thirty (30) days following the Commencement Date, Landlord will be responsible for any repair needed to maintain the HVAC equipment comprising a part of and serving the Premises in working condition. During said 30-day period, Tenant shall notify Landlord in case any part of such equipment ceases to operate, whereupon Landlord, at Landlord’s cost, will take such steps as Landlord deems appropriate to put the subject equipment back in working order. Tenant shall not be authorized or entitled to order or complete any repairs to such equipment during this 30-day period without Landlord’s prior written approval. From and after said 30-day period and subject to the following terms of this Subsection 6(c), Tenant shall be responsible for all maintenance, repair and replacement of and to such equipment per the other terms of this Lease.

(iii) Notwithstanding the terms of this Subsection 6(c)(i) above to the contrary, but subject to the terms of Subsection 6(c)(iv) below, and provided that Tenant has maintained a regularly scheduled preventative maintenance contract per the foregoing to address regular maintenance and repair throughout the Term and has delivered to Landlord reasonably satisfactory evidence that such maintenance and repair was performed, then if a HVAC unit serving the Premises requires non-routine repair or replacement, as reasonably determined by Landlord after notice from Tenant, due to mechanical breakdown or cumulative wear and tear, then Landlord shall perform such non-routine repair or replacement, and Tenant’s liability for the cost and expenses of such heating and air conditioning system repair work or replacement shall be limited to $1,500.00 per unit per occurrence. Tenant shall pay its share of such costs to Landlord pursuant to this Subsection 6(c)(iii) within thirty (30) days after demand, and any such amount shall constitute Additional Rent for purposes of this Lease. The parties acknowledge that this Subsection 6(c)(iii) shall apply only to the initial 37-month term of this Lease.

(iv) Notwithstanding the foregoing, in no event whatsoever shall Landlord be responsible for any maintenance, repair or replacement, or cost associated therewith, required or arising, directly or indirectly, by reason of any acts or omissions by Tenant, its agents, employees, contractors, customers or anyone else at the Premises by or through Tenant, including, but not limited to, Tenant’s failure to complete regular maintenance and repair of HVAC equipment, or misuse thereof, all of which shall be and remain the responsibility of Tenant, at Tenant’s cost without limitation.

(d) Security Measures. Tenant assumes full responsibility for securing and protecting the Premises and Tenant’s employees, licensees, invitees and personal property from, among other things, theft, robbery, and other crime. Tenant acknowledges and agrees that Landlord has no obligation whatsoever to provide any security measures, and agrees to make no claim to the contrary. Notwithstanding the foregoing, to the extent Landlord provides any security measures at any time, such security measures are not intended to be and shall not be treated as a guaranty against crime, property damage, personal or bodily injury or death, and Tenant agrees that Landlord shall not be liable to Tenant therefor from any cause whatsoever which is caused (A) in whole or in part arising from any problem, defect, malfunction or failure of any security measure (if any is provided); or (B) by criminal activity.

(e) Costs Payable by Tenant. Upon demand by Landlord, Tenant shall pay, as Additional Rent, the cost and expense of repairing any damage to the Premises or other part of the Project resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, contractors, patrons, customers, or any other person entering upon the Property as a result of Tenant’s business activities or caused by Tenant’s default hereunder to the extent the cost of repairing such damage is not reimbursed by the insurance to be maintained by Landlord under Paragraph 14(a); it being acknowledged and agreed that Tenant shall pay Landlord the amount of Landlord’s insurance deductible corresponding to such damage notwithstanding any provision of this Lease to the contrary.

7. Alterations; Condition of Premises Upon Expiration. Tenant shall not make any alterations, additions or improvements to the Premises or the Building (including but not limited to roof and wall penetrations) (collectively “Improvements”) without the prior written consent of Landlord. All Improvements by Tenant, including, without limitation, all telephone and data communications cabling (“Cabling”), shall be and remain the property of Tenant during the Term except as provided below. Tenant shall, unless Landlord otherwise elects as provided below, remove all shelves, bins, machinery, signage and trade fixtures installed by Tenant and all Improvements made by Tenant, including, without limitation, the Cabling, and put the Premises in the condition required by the terms of Exhibit D by the earliest of (a) the Expiration Date, (b) the date this Lease terminates or (c) the date Tenant’s right to possession of the Premises is terminated (said earliest date may be referred to as the “Restoration Date”); provided, however, that if Landlord so elects, in writing, prior to the Restoration Date, such Improvements as may be designated by Landlord (other than trade fixtures and personal property of Tenant) shall become the property of Landlord as of the Restoration Date and shall be delivered to the Landlord with the Premises.

8. Signs/Window Coverings. Tenant shall not, without the prior written consent of Landlord, install or affix any window coverings, draperies, signage, window or door lettering or advertising media of any type on the Building, or in or on the Premises which are visible from the exterior of the Building. It being acknowledged and agreed, however, that Tenant shall, at Tenant’s sole cost and expense, be permitted to install building standard signage displaying Tenant’s business name in scope, manner and location prescribed by Landlord or otherwise approved by Landlord in writing in advance. Tenant shall keep and maintain said signage in good, safe, first-class condition at all times. All costs associated with that signage shall be at Tenant’s sole cost and expense. Said signage shall comply with all rules and regulations established by Landlord for the Building and Project and shall be subject to all applicable governmental laws, ordinances, regulations and other requirements and private covenants and restrictions, if any; it being acknowledged and agreed that Tenant shall be responsible for obtaining any and all necessary governmental permits and approvals for Tenant’s signage, at Tenant’s sole expense. Tenant shall remove all of its signage on the expiration of this Lease or earlier termination of Tenant’s right to possession of the Premises. Tenant shall reimburse Landlord on demand for all costs incurred by Landlord to repair any damage caused by the aforesaid installation and/or removal of Tenant’s signage.

9. Inspection. Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time (with prior verbal notice to Tenant except in case of an emergency) for the purpose of inspection or showing, or to do maintenance or make repairs or for other reasonable purposes and, during the period that is six (6) months prior to the end of the Term, and at any time Tenant is in default, Landlord and Landlord’s agents shall have the right to erect a sign on the Premises indicating the Premises are available for lease.

10. Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer and sprinkler charges and other utilities and services separately metered for the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and shall furnish and install all replacement electric light bulbs and tubes. Landlord shall not be liable for any interruption or failure of utility services, communications or data services serving the Building or the Premises arising from any cause whatsoever.

11. Assignment and Subletting.

(a) Tenant shall not have the right to assign, mortgage or pledge this Lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord, granted or withheld in Landlord’s sole discretion, and such restrictions shall be binding upon any assignee, subtenant or other transferee to which Landlord has consented. The foregoing prohibition includes, without limitation, any leasehold mortgage and any transfer, subletting or assignment which would otherwise occur by merger, consolidation, reorganization, transfer or other change in Tenant’s corporate, partnership or proprietary structure. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent and for compliance with all of its other obligations under this Lease. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then sublet, Landlord, in addition to any other remedies herein provided or provided by law, may, at its option, collect directly from any subtenant all amounts due and becoming due to Tenant under such sublease and apply such amounts against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations hereunder. Landlord’s acceptance of any Rent following any assignment or other transfer prohibited by this Paragraph 11 shall not be deemed to be a consent by Landlord to such assignment or other transfer (including, without limitation, a prohibited sublease) nor shall the same be deemed a waiver of any right or remedy of Landlord hereunder for breach of this Paragraph 11. Tenant shall pay Landlord’s attorneys’ fees incurred with respect to each request for Landlord’s consent to an assignment, sublease or other proposed transfer, whether Landlord’s consent is granted or withheld. In addition, if Tenant has any options to extend or renew the Term, such options shall not be available to any subtenant or assignee, directly or indirectly. If Tenant assigns this Lease or sublets all or a portion of the Premises without first obtaining Landlord’s consent, as required by this Paragraph 11, said assignment, transfer or sublease shall be null and void and of no force or effect. Landlord’s consent to an assignment, sublease or other transfer of any interest of Tenant in this Lease or in the Premises shall not be deemed to be a consent to any subsequent assignment, transfer, use or occupation.

(b) If Landlord grants its consent to any sublease or assignment, Tenant shall pay Landlord, as Additional Rent one hundred percent (100%) of amounts payable by the subtenant or assignee to Tenant which are in excess of the Base Rent, Operating Costs and Additional Rent payable by Tenant to Landlord under this Lease.

(c) In addition, but not in limitation of, Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. If this Lease shall be terminated with respect to the entire Premises pursuant to this subparagraph, the Term shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been the Expiration Date. If Landlord recaptures only a portion of the Premises under this subparagraph, the Base Rent during the remainder of the Term shall abate proportionately based on the Base Rent payable hereunder as of the date immediately prior to such recapture.

(d) In furtherance of the foregoing terms of this Section 11, it is acknowledged and agreed that a transfer which requires Landlord’s prior written consent shall include, not be way of limitation, the following: (i) if Tenant is an entity whose ownership is not publicly held, the ownership or the control of Tenant changes; it being further acknowledged that for purposes hereof, the term “control” means the power to directly or indirectly guide, direct or cause the direction of the management or policies of Tenant and that a change or series of changes in ownership in Tenant, whether ownership is represented by stock, partnership interests, membership interests or other indicia of ownership, which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding stock, partnership interests, membership interests or other indicia of ownership, as applicable, shall not be considered a change of ownership or control for purposes of this Subsection 11(d)(i); (ii) if Tenant is an entity, whether it is a partnership, corporation, trust, limited liability company or any other type of entity, conversion to be a different type of entity; (iii) if Tenant is an entity, a merger or other consolidation by Tenant with another entity; and (iv) a sale or other transfer of all or substantially all of the assets of Tenant. In the event that Tenant intends to complete a transfer described above in this Subsection 11(d), Tenant shall notify Landlord in writing thereof (a “Transfer Notice”) within sixty (60) days, but not less than ten (10) days, prior to the date of such a proposed transfer including in that notice a reasonably detailed description of the subject transfer, which notice from Tenant to

Landlord may include a requirement that the proposed transfer be kept confidential by Landlord, in which case Landlord shall, unless and until it otherwise becomes public information or the transfer is completed, whichever occurs first, keep such information confidential and not disclose it to any person except Landlord’s attorneys, employees, brokers, lenders, tax and financial advisors (each of whom shall be instructed to likewise keep the information confidential), courts of competent jurisdiction and as otherwise may be required by law.

12. Fire and Casualty Damage.

(a) Notice of Casualty. If the Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate oral and written notice thereof to Landlord’s Managing Agent.

(b) Termination of Lease. If the Premises or the Building should be damaged to such an extent that substantial alteration or reconstruction of the Premises or the Building is, in Landlord’s sole opinion, required (whether or not the Premises are damaged), Landlord may, at its sole option, terminate this Lease upon written notice to Tenant within 75 days of the date of damage. If Landlord does not terminate this Lease under this Subparagraph 12(b), Landlord shall deliver to Tenant a non-binding estimate of the time needed to repair and restore the Premises or the Building within 90 days after the date of the damage. If Landlord’s estimate states that repair and restoration will not be completed within 180 days after the date of the damage, Tenant may terminate this Lease by giving Landlord notice of termination within ten (10) business days after the date Tenant receives Landlord’s estimate - time being strictly of the essence. Tenant’s termination rights under this Subparagraph 12(b) shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees or contractors (“Tenant Acts”). Any damage resulting from a Tenant Act shall be promptly repaired by Tenant. Landlord, at its option, may, at Tenant’s expense, repair any damage caused by Tenant Acts. Tenant shall continue to pay all rent and other sums due hereunder and shall be liable to Landlord for all damages that Landlord may sustain resulting from a Tenant Act, notwithstanding any term of this Lease to the contrary.

(c) Repair of Premises. If neither party terminates this Lease, Landlord shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, Base Rent and Operating Costs payable hereunder during the period in which the Premises are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

(d) Application of Proceeds. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Building requires that the insurance proceeds be applied to such indebtedness, the Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations of the parties to each other under this Lease shall cease and terminate.

(e) Removal of Personal Property. In the event of any damage to the Building or the Premises by any peril contemplated by this Paragraph 12, Tenant shall, promptly after the occurrence of such damage and at its sole cost and expense, remove from the Premises any personal property on the Premises belonging to any of Tenant, its agents, employees, contractors, licensees or invitees. Tenant hereby indemnifies, holds harmless and agrees to defend Landlord from any loss, liability, damage, claim, judgment, cost or expense (including attorneys’ fees) arising out of any claim of damage or injury in connection with such personal property. Landlord and Tenant agree that Landlord shall have no obligation to secure the Building or the Premises in the event of a casualty and that the risk of loss, by destruction, theft or otherwise, to the personal property of Tenant, its agents, employees, contractors, licensees or invitees shall be borne, as between Landlord and Tenant, entirely by Tenant.

13. Indemnification, Waiver and Release.

(a) Indemnification. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all demands, claims, actions, proceedings, suits, judgments, damages, costs and expenses (including attorneys’ fees and costs through all appellate levels) resulting from claims made by third parties arising from any cause, whatsoever (including, but not limited to the negligence of Landlord) in connection with an occurrence in the Premises or otherwise arising from Tenant’s use or occupancy of the Premises. Subject to the foregoing sentence, Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all demands, claims, actions, proceedings, suits, judgments, damages, costs and expenses (including attorneys’ fees through all appellate levels) resulting from claims made by third parties arising from any cause whatsoever in connection with an injury or damages caused by Landlord’s failure to maintain the common areas of the Building. A party’s obligations under this provision shall only apply to the extent that party is provided with prompt notice of the claim, and is accorded the opportunity to handle the defense and settlement of such claim. An indemnitor shall not enter into any settlement of a claim that involves any payment by an indemnitee without the prior written consent of such indemnitee. Any indemnitee shall have the right to associate in the defense of any claim at its own expense.

(b) Waiver and Release. Tenant and Landlord, respectively (such party being in such instance herein referred to as a “Releasing Party”), for itself and for anyone claiming through or under it by way of subrogation or otherwise, hereby: (i) waives any claims against the other (such other party being in such instance herein referred to as a “Released Party”) and the Released Party’s directors, officers, shareholders, partners, managers, governors, employees, agents and contractors (the “Related Parties”) relating to; and (ii) releases the Released Party and the Released Party’s Related Parties from, any loss of or damage to any property interest or property of the Releasing Party or any party claiming by or through the Releasing Party and located in on or about the Premises or the Property due to any cause whatsoever, including, without limitation, the negligence of the Released Party or the Released Party’s Related Parties, as the case may be. The foregoing release and waiver includes, without limitation: (A) all personal property of Releasing Party including, without limitation, goods, equipment, inventory, fixtures installed in the Premises by Releasing Party and trade fixtures; and (B) any loss or damage associated with the loss of use of any such property, or of the Premises, the Building or the Project, and Releasing Party assumes all risks of loss of or damage to such property or property interest; provided, the waiver and assumption contemplated by this sentence shall apply only to the extent covered by insurance in place or required to be maintained by the terms of this Lease.

14. Insurance.

(a) Landlord’s Insurance. Landlord shall maintain in effect at all times during the Term a policy or policies of insurance insuring the Building against loss or damage by fire, explosion or other insurable hazards and contingencies for the full replacement value, and shall also carry such other insurance, including, without limitation, liability insurance, as it deems necessary or prudent or as required by Landlord’s lender from time to time. Landlord shall not insure any personal property of Tenant or any additional improvements which Tenant may construct or install on the Premises. Such insurance shall be for the sole benefit of Landlord and under its sole control.

(b) Tenant’s Insurance.

(i) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term a commercial general liability insurance policy, on an “occurrence” rather than on a “claims made” basis, with a total combined policy limit of at least $2,000,000.00. The policy shall include, but not be limited to, coverages for Bodily Injury, Property Damage, Personal Injury and Contractual Liability (applying to this Lease), or an equivalent form (or forms) affording coverage at least as broad. Landlord and Landlord’s Managing Agent, property manager and lender shall be named as Additional Insureds under the policy.

(ii) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term, a policy or polices of insurance covering all of Tenant’s improvements, fixtures, equipment, inventory and other personal property in the Premises against loss by fire and other hazards covered by an “all-risk” form of policy, in an amount equal to the full replacement cost thereof, without deduction for physical depreciation. Such insurance shall include Valuable papers and Records coverage providing for the Reproduction Costs measure of recovery and coverage for damage to Electronic Data Processing Equipment and Media, including coverage of the perils of mechanical breakdown and electronic disturbance.

(iii) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term, a policy of insurance covering business interruption for a period of at least 365 days.

(iv) Insurance policies required by this Paragraph 14(b) shall be in a form reasonably acceptable to Landlord, with an insurer or insurers having a Best rating of A-,X or better and qualified to do business in the State of Texas, and shall require at least thirty (30) days prior written notice to Landlord (and, if requested by Landlord, Landlord’s mortgagee(s)), of termination, cancellation, non-renewal or material alteration. The liability insurance under subparagraph 14(b)(i) shall be primary with respect to Landlord and its agents and not participating with any other available insurance.

Prior to the Commencement Date, and thereafter at Landlord’s request, Tenant shall deliver to Landlord a certificate or certificates confirming such policies are in full force and effect.

15. Condemnation.

(a) Total Taking. If the whole or any substantial part of the Building is taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises or the Building for the purpose of which they are being used, this Lease shall terminate and the Base Rent and Operating Costs shall be abated during the unexpired portion of this Lease effective when the physical taking of the Property shall occur.

(b) Partial Taking. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate but the Base Rent and Operating Costs payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

(c) Awards. In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, provided that Tenant shall not be entitled to receive any award for Tenant’s loss of its leasehold interest or other property which would have become the property of Landlord upon termination of this Lease; the right to such award being hereby assigned to Landlord.

16. Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. Any agreement to allow Tenant to remain in the possession after the termination of this Lease, by expiration or otherwise, shall be in writing signed and delivered by Landlord and Tenant and any alleged oral agreement therefor shall be void; it being further agreed that a mere request by Tenant to hold over without Landlord’s express written agreement thereto shall not constitute an agreement by Landlord to accept or approve any such holdover nor Tenant’s request therefor. If Tenant retains possession of the Premises or any part thereof after termination of this Lease, by expiration or otherwise, without such a written agreement between Landlord and Tenant, then, subject to the last sentence of this Paragraph and at Landlord’s election, such holding over shall constitute creation of a month to month tenancy, upon the terms and conditions of this Lease; provided, however, that the monthly rental for such holding over shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to one hundred fifty percent (150%) of the Rent being paid monthly to Landlord under this Lease immediately prior to such termination. In addition to and not in limitation of the foregoing, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or other sums or any other act in apparent affirmance of the tenancy operate (a) as an extension of the Term; (b) a waiver of Landlord’s right to terminate Tenant’s right to possession of the Premises; or (c) a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.

17. Quiet Enjoyment. Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, insurable title to the Premises. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Rent and performing its other covenants and agreements under this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the terms and provisions of this Lease.

18. Events of Default. Each of the following events shall be deemed to be an Event of Default by Tenant under this Lease:

(a) Tenant shall fail to pay any installment or other payment of Rent required herein when due;

(b) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than payment of Rent which is provided for above), and shall not cure such failure within fifteen (15) days after written notice thereof from Landlord to Tenant; provided Tenant’s failure to insure as required under Paragraph 14(b), deliver subordination documents as required under Paragraph 21, discharge a lien as required under Paragraph 22, relocate as required under Paragraph 26, or provide an estoppel certificate as required under Paragraph 29 shall each be an immediate Event of Default and Tenant shall have no right to notice or cure in regard thereto;

(c) Any person or entity guaranteeing Tenant’s obligations under this Lease (a “Guarantor”) breaches or fails to comply with any term, provision or covenant of its guaranty and does not cure such failure within five (5) days after written notice thereof from Landlord to Guarantor; or

(d) Tenant or Guarantor shall become insolvent, make a transfer in fraud of creditors, make an assignment for the benefit of creditors, or file a petition under any section or chapter of the federal bankruptcy laws, or under any similar law or statute of the United States or any State, including, without limitation, a liquidation, rehabilitation or other insolvency statute, whether now or hereafter in effect; or an order for relief shall be entered against Tenant or Guarantor in any such bankruptcy or insolvency proceedings filed against Tenant or Guarantor, or Tenant or Guarantor shall be adjudged bankrupt or insolvent in any such proceedings filed against Tenant or Guarantor, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or Guarantor.

19. Remedies. Upon the occurrence of any of such events of default described in Paragraph 18 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever.

(a) Upon the occurrence of any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Applicable Requirements, take any of the follow actions:

(i) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (A) all rent accrued hereunder through the date of termination, (B) all amounts due under subparagraph (b) below, and (C) an amount equal to (i) the total rent that Tenant would have been required to pay for the remainder of the Term discounted to a present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal in its listing of “Money Rates,” minus (ii) the then present fair rental value of the Premises for such period, as determined by Landlord in good faith, similarly discounted; or

(ii) Terminate Tenant’s right to possess the Premises and change the door locks to the Premises without terminating this Lease, with or without notice thereof to Tenant, and without judicial proceedings, in which event Tenant shall pay to Landlord (A) all rent and other amounts accrued hereunder to the date of termination of possession, (B) all amounts due from time to time under subparagraph (b) below, and (C) all rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period; however, except to the limited extent required by Applicable Requirements (as defined below), Landlord shall not be obligated to relet the Premises or otherwise mitigate damages and shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for a reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section (a)(ii). If Landlord elects to proceed under this Section (a)(ii), it may at any time elect to terminate this Lease under Section (a)(i) above. Landlord and Tenant hereby confirm that the terms and provisions of this Section supersedes 93.002 of the Texas Property Code to the extent of any conflict.

(b) In addition to the foregoing, Tenant shall pay to Landlord all costs and expenses incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, altering, remodeling, or otherwise putting the Premises into a condition acceptable to a new tenant, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing and/or obtaining advice regarding Landlord’s rights, remedies, and recourses. Landlord’s acceptance of Rent following the occurrence of a default or Event of Default shall not waive Landlord’s rights regarding such default or Event of Default. Landlord’s receipt of Rent with knowledge of any default or Event of Default by Tenant hereunder shall not be a waiver of such default or Event of Default, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless set forth in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use; or (ii) remove and store, at Tenant’s expense, all of the furniture, fixtures, equipment or other property, deemed abandoned by Tenant in the Premises, including that which is owned by or leased to Tenant at all times before any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant. Landlord may relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (a “Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of the instrument. The rights of Landlord herein stated are in addition to any and all other rights that Landlord has or may hereafter have at law or in equity, and Tenant agrees that the rights herein granted to Landlord are commercially reasonable. For the purposes of this Lease, “Applicable Requirements” shall mean laws, rules, regulations, ordinances, directives, requirements, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises.

(c) If Landlord is deemed to have a duty to mitigate its damages arising from a default or Event of Default by Tenant under this Lease, then Landlord’s duty to mitigate is limited to using objectively reasonable efforts to relet the Premises to a replacement tenant suitable under the circumstances, which duty to relet the Premises does not require Landlord to (i) give priority to the Premises over other premises owned or managed by Landlord or its affiliates, (ii) relet for less than market rent, or (iii) relet to a tenant (or for a use) that is not in keeping with the first class character of the Project. Further, any breach of Landlord’s duty to relet the Premises does not give rise to a cause of action by Tenant, but rather, will reduce Landlord’s recovery against Tenant to the extent that damages reasonably could have been avoided if Landlord was obligated to mitigate and had properly exercised its above-described duty.

20. Landlord’s Lien. Landlord reserves (and Tenant hereby grants to Landlord) a security interest in all fixtures, equipment and other personal property of Tenant now or hereafter located in or on the Premises to secure all sums due from and all obligations to be performed by Tenant hereunder, which lien and security interest may be perfected and enforced by Landlord in any manner provided by law, including, without limitation, under and in accordance with the Uniform Commercial Code, as enacted in the State of Texas, including without limitation the right to sell the property described in this Paragraph 20 at public or private sale upon five (5) days’ notice to Tenant.

21. Mortgages. This Lease is and shall be subject and subordinate to any mortgage(s) or deed(s) of trust now or at any time hereafter in force against the Property, the Building or the Premises, provided, however, that if the holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such holder, this Lease shall be deemed superior to such instrument, whether this Lease was executed before or after said instrument. Tenant shall from time to time hereafter and within ten (10) days after request of Landlord, execute and deliver to Landlord, Landlord’s designee or such holder instruments, releases or other documents (each a “subordination document”) which may be required by any such holder for the purpose of subjecting and subordinating this Lease to such mortgage or deed of trust and including such other provisions as may be customarily requested by the subject holder, including, but not limited, to an attornment agreement by Tenant.

22. Mechanic’s Liens. Tenant shall keep the Premises, the Building and the Property free from any mechanics’, materialmen’s, contractors’ or other liens arising from, or any claims for damages growing out of, any work performed, materials furnished or obligations incurred by or on behalf of Tenant. If such a lien is filed against the Property or any portion thereof as a result of work performed, materials furnished or obligations incurred by or on behalf of Tenant, Tenant, at its sole cost and expense, shall cause such lien to be removed within five (5) calendar days after Tenant becomes aware of the filing of such lien. Tenant hereby agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, and shall reimburse Landlord, as Additional Rent for Landlord’s costs of suit and all attorneys’ fees and costs incurred in connection with the removal of any such lien, claim or action.

23. Notices. All Rent payments, bills, statements, notices or communications, required or desired to be given hereunder shall be in writing and shall be deemed given, effective and received (a) upon personal delivery; (b) three (3) business days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a national overnight air courier, fees prepaid, to Landlord or Tenant, as the case may be, at the notice or Rent payment addresses for each party stated on the Data Sheet, as applicable; provided Rent payments shall not be personally delivered (i.e., by hand) to the Rent payment addresses stated on the Data Sheet and, rather, must be delivered by U.S. Mail as provided in 23(b) above or overnight courier as provided in 23(c) above, subject to the terms of Section 29(r) below. Notwithstanding the foregoing to the contrary, Tenant may, with Landlord’s prior written approval, make Rent payments to Landlord by direct wire or ACH transfer of the funds to Landlord’s account in accordance with the wire/ACH instructions and to the account stated on the Data Sheet or to such other account as Landlord specifies in writing to Tenant. Funds delivered by such wire/ACH transfer shall be deemed paid as and when received in Landlord’s account. Landlord may, at any time, and from time to time, upon not less than ten (10) days’ prior written notice to Tenant, retract its approval of Tenant’s payment of Rent by wire/ACH transfer, in which case Tenant shall thereafter make Rent payments by U.S. Mail delivery or by overnight courier delivery as above provided; provided, at any time Tenant is in default under this Lease, Landlord may retract such approval immediately by delivery of verbal or written notice thereof to Tenant. Notwithstanding the foregoing to the contrary, any payment received by Landlord after the date such payment was due hereunder may, at Landlord’s option, be returned to Tenant within ten (10) days following Landlord’s receipt thereof, in which case the subject payment returned to Tenant shall for all purposes be deemed unpaid. Neither Landlord nor any of Landlord’s agents or managers shall have any liability or responsibility whatsoever for, or in connection with, any wire fraud or other criminal activity affecting Tenant’s payment of rent by wire, ACH or otherwise and Tenant accepts and assumes all risk associated therewith and Tenant hereby releases and holds Landlord and Landlord’s agents and managers harmless from and against any and all such liabilities, costs and damages as may be incurred by Tenant in connection therewith and in connection with any erroneous debiting of Tenant’s account, excepting only that Landlord shall be responsible to promptly return to Tenant any sums actually received by Landlord to which Landlord is not entitled under this Lease. Either party may designate an additional or another address (or account and/or wire/ACH instructions for payment of Rent, as applicable) upon giving written notice to the other party at the address for notices for such party stated on the Data Sheet pursuant to this Paragraph 23. Any return of any access cards or keys or other similar devices shall be made to Landlord’s Managing Agent, at the address stated on the Data Sheet. Landlord’s Managing Agent shall give and receive notices in the manner prescribed by this Section, and a copy of all notices given to Landlord shall also be given to Landlord’s Managing Agent in the manner prescribed by this Paragraph 23. For the purposes of this Lease, “business day” shall mean a day which is not a Saturday, a Sunday or a legal holiday (the term “legal holiday” meaning any state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof).

24. Hazardous Substances. Tenant shall at all times comply with all Applicable Requirements relating to Hazardous Substances. “Hazardous Substances” shall mean any products, substances, chemicals, materials or wastes whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Property; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Tenant shall not: (i) use the Premises, Building or Property for the storage of Hazardous Substances except for such activities that are part of the course of tenant’s ordinary business (the “Permitted Activities”); provided, such Permitted Activities are conducted in accordance with all Applicable Requirements and have been approved in advance in writing by Landlord; (ii) use the Premises, Building or Property as a landfill or dump; or (iii) install any underground tanks of any type at the Property. Tenant shall, at its own expense, maintain in effect any and all permits, licenses or other governmental approvals, if any, required for Tenant’s use of the Premises and require the same of any subtenants. Tenant shall make and cause any subtenant to make all disclosures required of Tenant by any laws, and shall comply and cause subtenant to comply with all orders concerning Tenant’s use of the Premises issued by any governmental authority having jurisdiction over the Premises and take all action required by such governmental authorities to bring the Tenant’s activities on the Premises into compliance with all Applicable Requirements affecting the Premises. If at any time Tenant shall become aware, or have reasonable cause to believe, that any Hazardous Substance has been released or has otherwise come to be located on or beneath the Building or the Project, Tenant shall give written notice of that condition to Landlord immediately after Tenant becomes so aware. Tenant shall be responsible for, and shall indemnify, defend and hold Landlord harmless from and against, all environmental claims, demands, damages and liabilities, including, without limitation, court costs and reasonable attorney fees, if any, arising out of, or in connection with, the generation, storage, disposal or other presence of any Hazardous Substance in, on or about the Premises, Building or Project during the Term that Tenant or its subtenants caused or permitted. The indemnification provided by this Paragraph 24 shall survive the termination of this Lease.

25. Expense of Enforcement. Tenant shall pay Landlord, upon demand therefor, for all costs and reasonable attorneys’ fees and expenses incurred by Landlord in seeking enforcement against Tenant, any assignee or sublessee of Tenant, or any guarantor of Tenant’s obligations under this Lease, of Tenant’s or such party’s obligations under this Lease, including, without limitation, the collection of Rent and the termination of Tenant’s right to possession of the Premises. Such payment shall constitute Additional Rent payable in accordance with Paragraph 4.

26. Substitution of Premises. At any time after the execution of this Lease, Landlord may, upon sixty (60) calendar days’ prior written notice delivered to Tenant, substitute for the Premises other premises owned by Landlord (the “New Premises”), in which event the New Premises shall be deemed to be the Premises for all purposes hereunder; provided, however, that:

(a) The New Premises shall be similar in area and in appropriateness for Tenant’s purposes;

(b) Base Rent and Tenant’s Proportionate Share of Operating Costs shall be proportionately adjusted to reflect any increase or decrease in size from the Premises to the New Premises; and

(c) If Tenant is occupying the Premises at the time of any such substitution, Landlord shall pay the reasonable expense of moving Tenant, its property and equipment to the New Premises, and shall also pay the expenses of improving the New Premises with improvements substantially similar to those located in the Premises.

Tenant shall execute and deliver to Landlord an amendment to this Lease in form prepared by Landlord confirming the modification of the Premises made pursuant to the foregoing within ten (10) days from Tenant’s receipt of the amendment document from Landlord.

27. Transfer of Landlord’s Interest; Limitation of Liability.

(a) Transfer of Landlord’s Interest. The term “Landlord” shall mean only the owner, at any time of the Building, and in the event of the transfer by such owner of its interest in the Building, such owner’s grantee or successor shall upon such transfer, become “Landlord” under this Lease. If any owner transfers its interest in the Premises or the Building or any portion thereof, other than a transfer for security purposes, such owner shall automatically be relieved of any and all obligations and liabilities on the part of such owner as “Landlord” accruing after the date of such transfer, including, without limitation, such owner’s obligation to return the Security Deposit following assignment or transfer thereof to such owner’s transferee.

(b) Limitation of Landlord’s Liability. If Landlord is ever adjudged by any court to be in breach of this Lease or otherwise liable to Tenant, Tenant specifically agrees to look solely to Landlord’s interest in the Building for the recovery of any damages or judgment from Landlord and hereby waives any right to terminate this Lease for Landlord’s breach; it being agreed that none of Landlord, its directors, officers, shareholders, partners, governors, managers, managing agents, employees or agents shall be personally liable for any such judgment. In no event shall Landlord ever be liable to Tenant, Tenant’s agents, servants or employees, or to any person or entity claiming by or through Tenant, for any consequential, indirect, special or similar types of damages.

28. Right of Landlord to Perform. If Tenant shall fail to pay any sum of money other than Rent required to be paid by it under this Lease, or shall fail to perform any other act on its part to be performed under this Lease, Landlord may, but shall not be so obligated, and without waiving or releasing Tenant from any obligations of Tenant, after the end of the fifth (5th) calendar day after notifying Tenant of Tenant’s obligation to perform, make any such payment or perform any such other act on Tenant’s part to be made or performed; provided, however, that in the event of emergency, Landlord shall have the right to perform Tenant’s obligations prior to the expiration of the five-day period specified above. If Landlord performs any of Tenant’s obligations pursuant to this Paragraph 28, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection therewith and shall pay to Landlord, as and for an administrative fee, an amount equal to fifteen percent (15%) of such costs and expenses incurred by Landlord; all such payments to be made within ten (10) days following Landlord’s demand therefor. Additionally, if Landlord performs Tenant’s obligations pursuant to this Paragraph 28, Landlord shall have the right to use the Security Deposit to pay such costs and expenses, or pay such costs and expenses directly and reimburse itself from the Security Deposit or to the extent the costs and expenses of such performance exceeds the Security Deposit, Landlord may pay for the costs and expenses of such performance from its own funds, or from a combination of the Security Deposit and its own funds and all such amounts shall be repaid to Landlord by Tenant as Additional Rent within ten (10) days following Landlord’s demand therefor.

29. Miscellaneous.

(a) Gender; etc. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(b) Binding Effect. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided.

(c) Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(d) Estoppel/Financial Statements.

(i) Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee an estoppel certificate in a form designated by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease, and that, if Tenant fails to deliver such an estoppel certificate within said ten (10) day period prescribed above, such failure shall constitute an immediate Event of Default and Tenant shall be liable to Landlord for all losses incurred by Landlord as a result of such failure, including, without limitation, attorneys’ fees and court costs through all appellate levels and in addition, Tenant shall pay to Landlord upon demand an estoppel late charge equal to $500.00 per day for each day past the last day of such ten (10) day period until Tenant delivers the requested estoppel to help defray the additional costs incurred by Landlord to address and manage such failure, and such estoppel late charge shall be Additional Rent. The provision for the payment of such estoppel late charge shall be in addition to all of Landlord’s other rights and remedies hereunder and at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any matter. Further, the failure of Tenant to deliver such estoppel certificate to Landlord within said ten (10) day period shall be deemed an acknowledgment by Tenant of the accuracy of the statements set forth in the requested estoppel certificate upon which acknowledgement all parties to whom the estoppel certificate was addressed may rely.

(ii) Upon request by Landlord at any time after ninety (90) days following the end of the applicable fiscal year of Tenant, Tenant will deliver to Landlord (within fifteen (15) days after receipt of written request from Landlord) an audited financial statement of Tenant pertaining to the Tenant’s preceding fiscal year (including, but not limited to, an audited balance sheet and income statement), including the certification of its auditor. In addition to the foregoing, Tenant shall, within ten (10) days following request from Landlord from time to time but not more often than twice per fiscal year, deliver to Landlord the unaudited financial statement of Tenant for the past fiscal year and, at Landlord’s election, the current fiscal year to date. In addition, with each financial statement to be delivered by Tenant as provided above, and to the extent that Tenant’s financial statements are not those solely of Tenant and, rather, are consolidated with Tenant’s parent or otherwise, Tenant shall provide such additional financial information pertaining to Tenant’s finances only, as Landlord may request, prepared in accordance with generally accepted accounting principles and certified by Tenant’s chief financial officer as accurate and complete, which separate Tenant specific financial information shall be in substantially the form submitted by Tenant to Landlord prior to the date of this Lease and approved by Landlord in writing, if applicable or otherwise in form acceptable to Landlord.

(e) Amendment. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

(f) Survival of Obligations. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term, and all rights of Landlord in regard thereto, shall survive the expiration or earlier termination of the Term, including without limitation, all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises.

(g) Joint and Several. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

(h) Force Majeure. To the extent either Landlord or Tenant is prevented or hindered from timely performing any of its obligations set forth in this Lease because of a shortage of, or inability to obtain, labor, parts, materials or equipment, strikes or other labor difficulties, casualties, governmental restrictions, or inaction or delay by the applicable governmental entities to issue permits or any other cause beyond such party’s reasonable control, such party shall be permitted an extension of time for such performance by the number of days during which such performance was prevented or hindered; provided, however, that the foregoing provisions of this section shall not apply to (i) the surrender by Tenant of possession of the Premises as and when required by the terms of this Lease, and as it may hereafter be amended; and shall not apply to (ii) the payment of any Rent as and when required by the terms of this Lease, and as it may hereafter be amended and in emphasis thereof, the foregoing provisions of this section shall not be interpreted or construed in any way to postpone (x) any date on which any Rent payable by Tenant pursuant to this Lease is due and payable or (y) the date upon which Tenant is required to surrender possession of the Premises. In furtherance of the foregoing requirements that Tenant surrender possession of the Premises as and when required pursuant to this Lease and pay Rent payable by Tenant pursuant to this Lease, in full and on-time, even in case of any such events, circumstances, causes or conditions described above in this section, Tenant acknowledges and agrees (i) that Tenant accepts the risk, and understands, expects and assumes, that one or more of the events, circumstances, causes and conditions described above in this section may likely arise or occur and materially and adversely impact its business operations and ability to do business generally; (ii) that, though the precise nature of such risks are not necessarily currently known, they are foreseeable and can be mitigated by Tenant so as not to limit, delay, prevent, or interfere with, Tenant’s full and timely performance of Tenant’s obligations to so surrender possession of the Premises and to pay all Rent payable by Tenant pursuant to this Lease, in full as and when due under this Lease; (iii) that Tenant’s timely performance of its obligations to so surrender possession of the Premises and to pay Rent payable by Tenant pursuant to this Lease will not be excused or rendered inadvisable, impractical or impossible by reason of, or in connection with, any of the events, circumstances, causes and conditions described above in this section nor shall any such events, circumstances, causes and conditions frustrate the principal purpose(s) of Tenant for which Tenant entered into this Lease; and (iv) that Tenant hereby, and to the fullest extent allowed by applicable law, knowingly, unconditionally and fully waives any and all legal and equitable defenses and excuses to the full and timely performance of its obligations to so surrender possession of the Premises and to pay Rent payable by Tenant pursuant to this Lease based on, or in connection with, any such events, circumstances, causes and conditions, including, but not limited to, any and all defenses based on principles or doctrines of force majeure, impracticality, impossibility, frustration of purpose or similar principles or doctrines and agrees to make no claim, raise no defense nor plead to the contrary.

(i) Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction, other than Tenant’s Broker, if any, listed on the Data Sheet, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

(j) Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(k) Offer to Lease. Because the Premises are on the open market and are currently being shown, this Lease shall be treated as an offer by Tenant and shall not be valid or binding unless and until accepted by Landlord in writing.

(l) Waiver of Jury Trial; Jurisdiction. EACH OF LANDLORD AND TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THIS LEASE. At the option of Landlord, this Lease shall be enforced in any United States District Court for the district in which the Property is located or state court of the State of Texas sitting in the county in which the Property is located, and Tenant consents to the jurisdiction and venue of any such court and waives any argument that venue in such forums is not proper or convenient.

(m) Complete Agreement/Disclaimer of Reliance on Representations. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties or representations, promises or statements made by Landlord or any agent of landlord, except as expressly stated herein. TENANT ACKNOWLEDGES AND AGREES THAT NEITHER LANDLORD NOR ITS AGENTS HAS MADE, AND TENANT WAIVES, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY REGARDING THE CONDITION OF THE PREMISES OR THE PROPERTY INCLUDING, BUT NOT LIMITED TO, COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT, AS AMENDED (THE “ADA”), TITLE THERETO, THE SUITABILITY OF THE PREMISES OR THE PROPERTY FOR TENANT’S PURPOSES OR COMPLIANCE OF THE PREMISES OR THE PROPERTY, OR TENANT’S PROPOSED USE THEREOF, WITH ANY APPLICABLE LAWS. Tenant shall accept Landlord’s tender of the Premises in an “AS-IS” condition. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties. Tenant further acknowledges and agrees that it has executed this Lease relying solely on its own judgment with the benefit of the advice of its own attorneys and/or brokers (or having decided to proceed without benefit of the advice of its own attorneys and/or brokers), and Tenant hereby disclaims reliance upon any statement or representation of Landlord or any agents, employees of other representatives of Landlord unless, and then only to the extent, such statement or representation is expressly set forth in this Lease.

(n) Governing Law. This Lease, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without giving effect to conflict of laws principles thereof.

(o) Construction. The parties agree that counsel for both parties have reviewed this Agreement. Accordingly, neither party shall be deemed to have drafted this Agreement and it shall not be construed against either party by virtue of the drafting thereof in the event of a dispute.

(p) Calculation of Charges. Tenant understands and accepts the methods of calculation for determining charges and amounts assessed against Tenant under this Lease, and agrees that they comply with Section 93.012 (Assessment of Charges) of the Texas Property Code, as amended or succeeded from time to time. Tenant waives, to the fullest extent permitted by applicable law, all rights and benefits of Tenant under Section 93.012 of the Texas Property Code, as amended or succeeded from time to time.

(q) Re-measurement of Premises. Landlord may elect to have its architect (or similarly qualified person) field verify the rentable area comprising the Premises using measurement standards then in use by Landlord for the Building and upon completion thereof, notify Tenant with the results thereof (the “Re-measurement Notice”). In the event said measurements result in the rentable area of the Premises varying from the number of rentable square feet for the Premises set forth on the Data Sheet of this Lease, Landlord and Tenant agree that (i) the Base Rent Per Month and Base Rent Per Rental Period otherwise set forth on said Data Sheet will be modified to take such change into account retroactively to the Commencement Date, or, at Landlord’s election, to the date of the Re-measurement Notice; it being understood and agreed that such re-calculation of such Base Rent amounts shall be based on the per rentable square foot Base Rent rates set forth in said Data Sheet (and as such rates may be amended or supplemented hereafter by the parties) and (ii) Tenant’s Proportionate Share shall be modified accordingly, all as so determined by Landlord. Upon Landlord’s request, Tenant shall execute and deliver to Landlord an amendment to this Lease memorializing such modifications.

(r) Electronic Funds Transfer Authorization. Concurrently with the execution of this Lease and from time to time hereafter, Tenant shall execute all documents as may be provided by Landlord in order to establish an electronic funds transfer arrangement with Landlord’s and Tenant’s respective banking institutions pursuant to which Landlord, at its option, may automatically withdraw funds from Tenant’s bank account for payment of Base Rent, Operating Costs and Additional Rent, as and when payable by Tenant to Landlord pursuant to the terms of the Lease. Tenant further agrees to cooperate fully with Landlord with respect to the electronic funds transfer arrangement including, without limitation, assuring that adequate transferable funds exist in its account to fund all Rent due under the Lease by the electronic funds transfer arrangement. In case Tenant intends to establish a new account, Tenant shall notify Landlord in writing, provide such new account information, and execute such documents as are requested by Landlord, all as necessary or convenient to establish the above described electronic funds transfer arrangement with respect to Tenant’s new account. The following shall be additional Events of Defaults under the Lease (a) failure by Tenant to (i) provide information, or execute any and all documents, as may be required by Landlord hereunder with ten (10) days following request therefor, (ii) maintain at all times sufficient transferable funds in the account from which Tenant has authorized Landlord to withdraw Lease payments as contemplated above, or (iii) otherwise fully cooperate with Landlord with respect to this section, (b) Tenant’s cancellation of the electronic funds transfer authorization, and (c) failure of Tenant’s financial institution to honor Landlord’s debit request for any Rent payment. Notwithstanding the foregoing to the contrary, Landlord may, at any time, and from time to time, require Tenant to pay amounts due under this Lease directly to Landlord without use of an electronic funds transfer arrangement. Tenant hereby releases and holds Landlord and Landlord’s agents and managers harmless from and against any and all liabilities, costs and damages as may be incurred by Tenant in connection with any such funds transfer arrangements, including but not limited to, any erroneous debiting of Tenant’s account, excepting only that Landlord shall be responsible to promptly return to Tenant any sums actually received by Landlord to which Landlord is not entitled under this Lease. It is acknowledged that initially Landlord may not be using an electronic funds transfer arrangement so that Tenant shall, until written notice from Landlord requiring the establishment of an electronic funds transfer arrangement, pay amounts due under this Lease directly to Landlord without use of an electronic funds transfer arrangement.

30. Exhibits. Exhibits A, B, C and D attached hereto are hereby incorporated by reference.

31. Final Lease Form. Tenant represents and warrants to Landlord that this lease instrument is in final form prepared by Landlord and submitted to Tenant for execution and that Tenant has made no changes to the document so submitted by Landlord. Tenant agrees that Landlord is entitled to, and will, rely on such representation and warranty of Tenant in accepting and countersigning this lease instrument. In furtherance hereof, any change made by Tenant to the document so submitted by Landlord shall be invalid and it is the intention of the parties hereto that the remainder of this lease instrument shall not be affected by such invalid change and shall otherwise be and remain in full force and effect as so submitted by Landlord.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Date of Lease.

AGELLAN COMMERCIAL REIT U.S. L.P.,
a Delaware limited partnership

By:	AGELLAN COMMERCIAL REIT U.S. GP, LLC,
a Delaware limited liability company
Its General Partner

By:
	Name:	Anthony Kingsley
	Its:	ASO

By:
Name:
	Its:	CEO

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:
Name:	Mike Eberhardt
Title:	CFO

Schedule 1

Initial Scope of Work

1.	Remove ceiling tiles to open up the warehouse area, final amount to be approved by landlord.

2.	Paint the entire space white

3.	Replace carpet in office areas

4.	Grind and polish concrete to make it look like a showroom for Tenant’s customers to visit

EXHIBIT A

PREMISES

A-1

EXHIBIT B

RULES AND REGULATIONS FOR THE BUILDING

1. The sidewalks, passages and stairways, if any, shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises.

2. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into halls, from the building exterior or other places into the building shall not be covered or obstructed without Landlord’s prior approval.

3. In case of invasion, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building or the Project. Landlord has the right to evacuate the Building or the Project in the event of an emergency.

4. Two door keys for doors to Premises shall be furnished at the commencement of the Lease by Landlord. All duplicate keys shall be purchased only from the Landlord. Tenant shall not alter any lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord. Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys, locks, bolts, cabinets, safes or vaults, or the means of opening any lockable device which shall have been furnished to Tenant or which Tenant shall have had made, and in the event of loss of any keys, Tenant shall pay the Landlord therefor and for all costs of re-keying.

5. All deliveries must be made via service entrances. Tenant agrees to adhere to floor loading maximum levels as stated by Landlord.

6. Parking area and parking policies will be established by Landlord, and Tenant agrees to adhere to said policies. Landlord reserves the right to implement and institute new parking policies. Tenant agrees to leave no cars, vans or other vehicles overnight or over any weekend in any parking area. Use of any portion of the Project outside of the Premises for any storage, including without limitation, trucks and other vehicles, garbage containers and outdoor furniture, is prohibited without Landlord’s prior written consent.

7. The directories of the Building shall be used exclusively for the display of the name and location only of the tenants of the Building, including Tenant, and will be provided at the expense of Landlord (which will be part of Operating Costs).

8. Tenant shall not and shall ensure that its agents, servants, employees, licensees, contractors or invitees shall not:

(a) enter into or upon the roof of the Building or any storage, electrical or telephone closet, or heating, ventilation, air conditioning, mechanical or elevator machinery housing areas;

(b) use any additional method of heating or air conditioning the Premises, including, without limitation, space heaters of any kind or nature;

(c) sweep or throw any dirt or other substance into any passageway, sidewalk or parking area;

(d) bring in or keep in or about the Premises any firearms, vehicles, bicycles, motorcycles or animals of any kind;

(e) deposit any trash, refuse or other substance of any kind within or out of the Building or the Project, except in the refuse containers provided therefor and otherwise in accord with Landlord’s policies therefor;

(f) permit the operation any device that may produce an odor, cause music, vibrations of air waves to be heard or felt outside the Premises, or which may emit electrical waves that shall impair radio, television or any other form of communication system;

(g) permit the carrying of a lighted cigar, cigarette (including, but not limited to, so-called “e-cigarettes” and similar devices), pipe or any other lighted smoking equipment or permit smoking of cigarettes, cigars or pipes (i) in the common areas of the Building or the Project, including, without limitation, restrooms; or (ii) within ten (10) yards of any door leading into the Building or any building comprising a part of the Project; or

B-1

(h) receive, store or otherwise handle on the Premises any product, material or merchandise which is explosive or highly flammable nor commit waste nor suffer a nuisance at or from the Premises nor use or permit the Premises to be used for any purpose or in any manner which would render the insurance on the Building or the Project void or more expensive.

9. The toilet rooms, toilets, urinals, wash bowls and water apparatus shall not be used for any purpose other than those for which they were constructed or installed, and no sweeping, rubbish, chemicals or other unsuitable substances shall be thrown or placed therein.

10. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building or the Project, and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises specified herein.

11. Tenant shall not do any cooking in the Premises, except that Tenant may install a microwave oven and coffee makers for the use of its employees in the Premises.

12. No portion of Tenant’s area or any other part of the Building or the Project shall at any time be used or occupied as sleeping or lodging quarters.

13. Tenant will refer all contractors, contractors’ representatives and installation technicians rendering any service to Tenant to Landlord for Landlord’s supervision, approval and control before performance of any contractual service. This provision shall apply to any work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

14. Tenant shall not permit picketing or other union activity involving its employees in the Building except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

15. Tenant shall not conduct, or permit to be conducted on or from the Premises, any auction of Tenant’s personal property, any liquidation sale, any going-out-of-business sale or other similar activity.

Landlord reserves the right to make modifications and additions to the rules and regulations. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other tenants of the Building or the Project and shall have no obligation to enforce the same against other tenants.

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EXHIBIT C

COMMENCEMENT CONFIRMATION

[Date]

Tenant Name:	Energy Exploration Technologies, Inc.

Address:	2120 West Braker Lane, Suite F
Austin, TX 78758

The undersigned hereby confirms to Agellan Commercial REIT U.S. L.P. (“Landlord”) that the following are the respective dates required to be specified with regard to the Data Sheet of that certain Lease dated                     , 2021, between the undersigned, as tenant, and Landlord, as landlord, for the Premises described therein, and the undersigned hereby accepts the Premises.

Commencement Date:	August 1, 2021

Expiration Date:	August 31, 2024

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:

Name:
Title:

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EXHIBIT D

MOVE-OUT STANDARDS

Not later than the Restoration Date (as defined in the Lease), Tenant shall deliver the Premises to Landlord in the condition set forth below and otherwise in as good a condition as existed on the Commencement Date, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before delivery of the Premises to Landlord, Tenant shall remove all of its personal property and all alterations, additions, installations, improvements, partitions, Cabling and trade fixtures, all as and to the extent provided in Section 7 of this Lease and complete all such work and the below work in a good and workmanlike manner and repair any damage caused thereby, all at Tenant’s sole cost, promptly paid by Tenant when due. If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of the Landlord.

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll Up Doors:	In good working condition, free of any damage.

3.	Dock Seals:	Free of tears and any broken backboards repaired.

4.	Warehouse Floor:	Swept with no racking bolts and other protrusions left in floor. Cracks should be repaired with an epoxy or polymer.

5.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.

6.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by a licensed roofing contractor selected or approved by Landlord.

7.	Signs:	All exterior signs must be removed and holes patched. All window signs should likewise be removed.

8.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all HVAC equipment and systems (and unit heaters, if applicable), serving the Premises are operational and safe and in good and safe operating condition.

9.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet, and remove any and all debris from the Premises and all exterior areas around the Premises.

10.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtaining final Landlord inspection of Premises.

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